AMENDMENT NO. 2, DATED SEPTEMBER 25, 2006,

TO SCHEDULE II

OF CUSTODY AGREEMENT BETWEEN OLD MUTUAL ADVISOR FUNDS AND THE BANK OF NEW YORK, DATED DECEMBER 28, 2005

SERIES

Old Mutual Clay Finlay China Fund; Tax Identification Number 20-3742536

Old Mutual Clay Finlay Emerging Markets Fund; Tax Identification Number 20-3742983

Old Mutual International Equity Fund; Tax Identification Number 20-3743037

Old Mutual Analytic Global Defensive Equity Fund; Tax Identification Number 30-0352515

Old Mutual Analytic VA Global Defensive Equity Portfolio; Tax Identification Number 32-0181313

OLD MUTUAL ADVISOR FUNDS		THE BANK OF NEW YORK

By:	/s/ Mark E. Black	By:	/s/ Bruce L. Baumann
Name:	Mark E. Black	Name:	Bruce L. Baumann
Title:	Chief Financial Officer	Title:	Vice President